                                                                  EXHIBIT (c)(2)



                             EXECUTIVE COMPENSATION


          The Compensation Committee's report on executive compensation is set forth below. No member of the Compensation Committee is a former or current officer or employee of the Corporation or any of its subsidiaries. None of the executives named in the Summary Compensation Table served as a member of the compensation committee of any entity that determined the compensation of the members of the Corporation's Compensation Committee.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

          The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of non-employee directors. The Committee has responsibility for the administration of the Corporation's Management Incentive Plan, as adopted by the Board of Directors on January 20, 1972, and as amended from time to time; and the Long-Term Incentive Plan as approved by shareholders on April 16, 1992. The Committee also approves the compensation of elected corporate officers and certain appointed officers. In this capacity, the Committee reviews and approves those officers' salaries, Management Incentive Plan bonuses, and stock option grants and performance share awards in accordance with the terms of the Long-Term Incentive Plan. The Committee met five times during 1992.

          The Committee believes that competitive base salary levels provide an essential foundation for an effective and motivational officer compensation program which is complemented by annual and longer-term incentives. The Committee also intends the total compensation program for the Corporation's executive officers to be designed and administered to ensure that a substantial component of their total compensation is dependent upon, and directly linked to, the Corporation's annual and longer-term earnings growth, return on equity, and the total returns realized by the Corporation's common shareholders. As it has done from time to time, the Commitee has retained a compensation consultant to advise it in 1993 as to how well the Corporation's officer compensation program adheres to this philosophy and to evaluate the competitiveness of the level and mix of officer salary, annual bonuses and long term incentives.

            This Committee report describes the components of the 1992 executive officer compensation program. It also describes the manner in which 1992 compensation determinations were made by the Committee for the Corporation's Chairman and Chief Executive Officer, Dr. Renso L. Caporali.

BASE SALARY

            The Committee administers the salaries of executive officers to ensure that they are competitive with the salaries paid to incumbents of comparable positions by U.S. corporations of comparable size and by other U.S. aerospace and defense contractors. Grumman Corporation participates in several nationally recognized executive compensation surveys. These surveys, which are conducted by independent companies, provide the basis for establishing and maintaining competitive officer salary ranges. Executive officer salaries are set and administered within the ranges to which they have been assigned based on the incumbent's experience and performance.

            Executive officer salaries are periodically reviewed by the Committee. Increases are based on the Committee's assessment of the officer's performance taking into account where the officer's current salary falls within the competitive salary range to which the position has been assigned. The Chairman and CEO evaluates the performance of other officers and, based on his assessment, periodically recommends appropriate increases to the Committee for its review and approval. The Committee independently evaluates the performance of the Chairman and CEO and reaches a determination regarding his salary. Dr. Caporali's salary was last adjusted by the Committee in October 1991.

SHORT TERM INCENTIVE

            The Management Incentive Plan (MIP) is a short-term incentive bonus program, designed and administered to ensure that a significant portion of each executive officer's annual cash compensation is based on the Corporation's annual performance. The maximum amount that may be paid for awards in 1992 under this plan is seven percent of the Corporation's after tax net income before unusual and non-recurring items. The plan provides that awards may not be paid unless common stock dividend payments for the year total at least $1.00 per share.

            MIP award payments earned by executives in the Corporation's four-operating groups for 1992 were based on their operating group's performance, evaluated relative to pre-established criteria in five areas: pre-tax profits, reduction in working capital, new business, technical achievements and quality. The 1992 MIP awards earned by the Chairman, President and Vice Chairman were based on the Corporation's achievements in reducing working capital and on the consolidated performance achievements of the Corporation's operating groups. For 1992 performance, Dr. Caporali's bonus was $310,000. The Committee believes that the award is consistent with Dr. Caporali's outstanding efforts and results in substantially improving the financial condition of the Corporation in 1992.

LONG TERM INCENTIVES

            The Committee believes that a significant component of executive officer total compensation should be related to the Corporation's longer-term earnings growth and return on equity - both of which directly influence the total returns realized by the Corporation's shareholders. The Corporation accordingly submitted a new Long-Term Incentive Plan for shareholder approval at the April 16, 1992, annual meeting.

            Subsequent to receiving shareholder approval of the Long-Term Incentive Plan, the Committee approved grants of performance shares to its executive officers and other plan participants. These grants to the named executive officers are shown under the target column of the Long-Term Incentive Plan Awards Table of this proxy. Participants can earn from zero to twice the number of performance shares granted based upon (1) how the Corporation's three-year average earnings per share growth and return on equity compare with pre-established standards established by the Committee at the time the performance shares were granted and (2) how such three-year average earnings per share growth and return on equity compare with those of six aerospace industry peer corporations identified on the stock performance graph. Awards issued in May 1992 cover a measurement period of January 1, 1992 through December 31, 1994. Awards issued in November 1992 cover the measurement period of January 1, 1993 through December 31, 1995.

            These performance share grants have been structured so the number of performance shares earned for each three-year period is directly related to the Corporation's earnings per share growth and return on equity during the period while the value of the performance shares that have been earned will be directly related to the price of the Corporation's common stock at the end of the performance measurement period when the shares are distributed. Thus, the value of performance share distributions is directly related to changes in the market value of the shareholder's investment during the performance measurement period. Dividend equivalents are credited during the performance period on a share reinvestment basis and are distributed at the end of the period with respect to all performance shares that have been earned.

            The performance shares awarded to Dr. Caporali were based upon a formula designed to provide an opportunity to earn a significant percentage of total compensation based on long- term incentives consistent with the Committee's assessment of Dr. Caporali's impact on achieving the performance criteria set forth in the Long-Term Incentive Plan.

            The Committee has also granted stock options under the Long-Term Incentive Plan. The options granted in 1992 to the executive officers are shown on the Option Grant Table. These grants were made in November 1992 at the same time as the performance share awards and were equal in size to the target number of performance shares awarded. These options were granted with an exercise price equal to the fair market value of Grumman Corporation common stock on the date of grant and have a ten year exercise term. To further reinforce the linkage between long-term incentive compensation and increases in shareholder value, stock option grants cannot be exercised until the third anniversary of the date of grant. Thereafter, the options can be exercised partially or in their entirety at any time during the remaining seven-year term. The 1992 Stock Option grants to Dr. Caporali were, as discussed above, equal in amount to the target number of performance shares awarded to him in November 1992.

                                            COMPENSATION COMMITTEE
                                            Charles Marshall, Chairman
                                            Richard Dulude
                                            James F. Orr, III

                            STOCK PERFORMANCE GRAPH

            The following performance graph compares the five- year cumulative total shareholder returns (assuming reinvestment of dividends) realized by Grumman Corporation's common shareholders with the S&P 500 index and an aerospace company peer group comprised of the following six companies: General Dynamics, Lockheed, Martin Marietta, McDonnell Douglas, Northrop, and Rockwell International. This peer group's performance enters into the computation of the actual number of performance shares to be distributed to participants under the Long-Term Incentive Plan following the three year measurement period, in that 50% of the ultimate distribution is based on a comparison of the Corporation's three-year average earnings per share growth and return on equity with those averages of these six peer companies. The performance graph assumes $100 is invested in Grumman Corporation common stock, the S&P 500 index, and a composite index for the peer companies on December 31, 1987, and that dividends paid during the December 31, 1987 through December 31, 1992 period were reinvested to purchase additional shares during this performance period.

                 Comparison of 5-Year Cumulative Total Return*
                     Among Grumman Corporation, S&P 500 and
                          Aerospace/Defense Peer Group


GRAPH - SEE PAGE 12 OF MASTER

                                  Aerospace
               Grumman            Peer Group             S & P 500
1988            $000                 $000                  $000
1989            $000                 $000                  $000
1990            $000                 $000                  $000
1991            $000                 $000                  $000
1992            $000                 $000                  $000





- --------------------------

*     Assumes $100 invested on 12-31-87 in Grumman stock, S&P
      500 and peer group; assumes all dividends reinvested over period.

            The table below sets forth all compensation paid by the Corporation and its subsidiaries for services in all capacities in 1992 to each of the five most highly compensated executive officers.


                           SUMMARY COMPENSATION TABLE

                                                                                               LONG-TERM COMPENSATION
                                                                                                        AWARDS
                                                                                               ----------------------
                                                       ANNUAL COMPENSATION          OTHER      RESTRICTED    STOCK      ALL OTHER
                                                   ----------------------------  COMPENSATION    STOCK      OPTIONS    COMPENSATION
NAME & PRINCIPAL POSITION                          YEAR  SALARY($)  BONUS($)(1)     ($)(2)       ($)(3)       (#)       ($)(2)(4)
- -------------------------                          ----  ---------  -----------  ------------   ---------   -------    ------------
Renso L. Caporali . . . . . . . . . . . . . . .    1992   450,000     310,000         --          -0-        6,800        5,135
Chairman of the Board &                            1991   375,000     220,000                    79,875      9,000
  Chief Executive Officer                          1990   245,000     190,000                    76,781     31,000

Robert J. Myers . . . . . . . . . . . . . . . .    1992   325,000     215,000         --          -0-        5,000        5,168
President & Chief Operating                        1991   257,000     150,000                    56,800      4,500
  Officer                                          1990   180,000      80,000                    51,188      6,400

J. Robert Anderson (5)  . . . . . . . . . . . .    1992   300,000     190,000         --          -0-        4,600        5,193
Vice Chairman and                                  1991   150,000      90,000                   232,000     21,000
  Chief Financial Officer

Peter B. Oram . . . . . . . . . . . . . . . . .    1992   250,000     130,000         --          -0-         -0-            (6)
President                                          1991   243,333     125,000                    42,600      4,800
  Aircraft Systems Division                        1990   210,000     100,000                    54,600      4,800

Albert Verderosa (7)  . . . . . . . . . . . . .    1992   190,000     100,000       53,677(8)     -0-        3,000        4,370
President                                          1991   185,833      80,000                    31,950      3,750
  Systems Group

- --------------------

(1) Reflects Management Incentive Plan awards earned in specified calendar year, but paid in either the following February or March. For example, Dr. Caporali's award of $310,000 for 1992 performance was paid in February 1993. Officers and key employees of the Corporation and of most of its subsidiaries are eligible to participate in the Management Incentive Plan adopted by the Board of Directors. The maximum amounts available for total awards under the Plan are equal to 7% of the after tax net income before adjustments for unusual and non-recurring items, provided dividend payments for the year in question on the Grumman Corporation Common Stock total at least $1.00 per share. The Compensation Committee of the Board of Directors determines the recipients and amounts of awards under the Plan.

(2) While each of the five named individuals received perquisites or other personal benefits in 1992, in accordance with SEC regulations, the value of these benefits are not indicated for any one other than Mr. Verderosa, since those benefits did not exceed in the aggregate the lesser of $50,000 or 10% of the individual's salary and bonus in 1992. In accordance with the transitional provisions applicable to the revised rules on executive officer and director compensation disclosure adopted by the Securities and Exchange Commission, as informally interpreted by the Commission's Staff, amounts of Other Annual Compensation and All Other Compensation are excluded for the Corporation's 1990 and 1991 fiscal years.

(3) Amounts represent the aggregate market value of Restricted Stock on the date of grant. The aggregate number and fair market value of all Restricted Stock held by the named individuals on December 31, 1992 are as follows: R Caporali, 19,600 shares, $483,875; R. Myers, 13,160 shares, $324,886; R. Anderson, 13,000 shares, $320,938; P. Oram, 11,920 shares, $294,275; A. Verderosa, 8,940 shares, $220,706. Dividend equivalents are paid on Restricted Stock. Restrictions automatically lapse in the event of a "change in control" of the Corporation. For this purpose, a "change in control" is defined in the Change in Control Arrangements Section (see page 17).

(4) This column includes the company contribution to the Grumman Corporation Employee Investment Plan. All employees of the Corporation and of most of its subsidiaries become eligible to participate in the Employee Investment Plan after one year of employment. Employer contributions, which can match up to 4% of the employee's annual basic compensation rate, are invested in a Company Stock Fund for the employee's benefit.

(5)   Mr. Anderson joined the Company on July 1, 1991.

(6) Mr. Oram did not participate in the Grumman Corporation Employee Investment Plan.

(7) Mr. Verderosa was not an Executive Officer in 1990 as defined by regulations issued by the Securities and Exchange Commission.

(8) Of this sum, $52,088 represents Mr. Verderosa's housing and meal allowance while serving at the Corporation's request at a location away from his normal residence.

            The Corporation has in effect plans pursuant to which options to purchase Common Stock of the Corporation are granted to officers and other selected employees as determined by the Compensation Committee. The tables below identify the option grants awarded in the last fiscal year to the individuals identified on the Summary Compensation Table and the aggregate option values on December 31, 1992.


                     OPTION GRANTS IN LAST FISCAL YEAR (1)



                                             INDIVIDUAL GRANTS                       POTENTIAL REALIZED VALUE OF
                         -------------------------------------------------------       ASSUMED ANNUAL RATES OF
                                       % OF TOTAL                                   STOCK PRICE APPRECIATION OVER
                                     OPTIONS GRANTED    EXERCISE                      10 YEAR OPTION TERM (2)
                          OPTIONS     TO EMPLOYEES    OR BASE PRICE   EXPIRATION    --------------------------------
       NAME              GRANTED(#)  IN FISCAL YEAR     ($/SHARE)        DATE          0% ($)   5% ($)    10% ($)
- --------------------     ----------  ---------------  -------------   ----------       ------   ------    -------
Renso L. Caporali .....     6,800         2.79%         $21.0625     Nov. 19, 2002      $0     $90,232    $227,728
Robert J. Myers .......     5,000         2.07%         $21.0625     Nov. 19, 2002      $0     $66,347    $167,447
J. Robert Anderson ....     4,600         1.90%         $21.0625     Nov. 19, 2002      $0     $61,039    $154,051
Peter B. Oram (3) .....      -0-           N/A             N/A            N/A          N/A       N/A         N/A
Albert Verderosa ......     3,000         1.23%         $21.0625     Nov. 19, 2002      $0     $39,808    $100,468

- -------------------

(1) All options were granted on November 19, 1992 under the 1992 Long Term Incentive Plan. Options must be held three years after the grant date before they can be exercised. In the event of a change in control, all restrictions lapse. For this purpose, a "change in control" is as defined in Change in Control Arrangements Section (see page 17).

(2) The dollar amounts under these columns are the result of calculations at 0% and the 5% and 10% rates set by the SEC, and therefore are not intended to forecast possible future appreciation, if any, of Grumman Corporation's stock price.

(3) In the fall of 1992, Mr. Oram announced his retirement effective the close of business December 31, 1992. Accordingly, he did not receive an option grant in 1992.

               AGGREGATE OPTION EXERCISES IN THE LAST FISCAL YEAR
                          AND FY-END OPTION VALUES (1)


                                                      NUMBER OF UNEXERCISED            VALUE OF UNEXERCISED
                                                         OPTIONS HELD AT              IN-THE-MONEY OPTIONS AT
                                                         DECEMBER 31, 1992             DECEMBER 31, 1992 (2)
                                                    ----------------------------    ----------------------------
       NAME                                         EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
- ---------------------                               -----------    -------------    -----------    -------------
Renso L. Caporali ................................     74,450          6,800          $337,207        $24,638
Robert J. Myers ..................................     31,350          5,000          $131,979        $18,121
J. Robert Anderson ...............................     21,000          4,600          $143,805        $16,664
Peter B. Oram ....................................     32,250           -0-           $135,781          -0-
Albert Verderosa .................................     20,050          3,000          $ 66,681        $10,887

- --------------------

(1)   None of the named executive officers exercised any option in 1992.

(2) Based on the average of the high and low sales price of the Corporation's Common Stock on the New York Stock Exchange -- Composite Transactions on that date ($24.6875).

            The following table shows performance share awards made to the individuals identified on the Summary Compensation Table. The performance share awards were in lieu of the traditional awards of Restricted Stock to certain key employees. Payout of awards is tied to the Corporation achieving certain pre-set performance targets. The measures chosen to establish those targets are earnings per share growth and return on equity of the Corporation standing alone and as compared to its selected peer group. The actual distributions may be adjusted as described in footnote (3) below. In the event of a change in control, all performance share awards will be fully vested, deemed earned in full at the maximum performance level and promptly paid entirely in cash. For this purpose, a "change in control" is as defined in Change in Control Arrangements Section (see page 17).


             LONG-TERM INCENTIVE PLAN -- AWARDS IN LAST FISCAL YEAR


                                                                                    ESTIMATED FUTURE PAYOUTS
                                                  NUMBER OF    PERFORMANCE OR            UNDER NON-STOCK
                                                   SHARES      OTHER PERIOD            PRICE-BASED PLANS(3)
                                                  UNITS OR         UNTIL         -------------------------------
                                                   OTHER       MATURATION OR     THRESHOLD    TARGET     MAXIMUM
                NAME                   YEAR(1)    RIGHTS(#)      PAYOUT(2)          (#)         (#)        (#)
                ----                   -------    ---------    -------------     ---------    ------     -------
R. Caporali .........................  Nov-92       6,800         Mar-96             0        6,800      13,600
                                       May-92       6,800         Mar-95             0        6,800      13,600

R. Myers ............................  Nov-92       5,000         Mar-96             0        5,000      10,000
                                       May-92       4,900         Mar-95             0        4,900       9,800

J.R. Anderson .......................  Nov-92       4,600         Mar-96             0        4,600       9,200
                                       May-92       4,600         Mar-95             0        4,600       9,200

P. Oram (4) .........................  May-92       3,800         Mar-95             0        3,800       7,600


A. Verderosa ........................  Nov-92       3,000         Mar-96             0        3,000       6,000
                                       May-92       2,400         Mar-95             0        2,400       4,800

- -----------------------

(1) Awards issued in May 1992 are subject to a measurement period of January 1, 1992-December 31, 1994. These represent the initial awards granted under the Long-Term Incentive Plan. Such awards would have been made in November 1991, but were delayed until the Long-Term Incentive Plan was approved by the shareholders in April 1992. Awards issued in November 1992 are subject to a measurement period of January 1, 1993-December 31, 1995.

(2)   Date shown reflects anticipated date of distribution.

(3) For performance which falls below or above the pre-set target will be prorated between those shown under Threshold and Target or Target and Maximum, respectively. Dividend equivalents in the form of additional shares are credited during the performance period, and will be distributed at the end of the period with respect to all performance shares that have been earned.

(4) In the fall of 1992, Mr. Oram announced his retirement effective the close of business December 31, 1992. Accordingly, he did not receive an award under this plan in November 1992.

                                 PENSION PLANS


            All employees of the Corporation and of most of its subsidiaries, are admitted to membership in its noncontributory employee pension plan after one year's service and attainment of age 21. The plan provides benefits upon retirement which are based upon a percentage of earnings per year of membership service. Retirement is mandatory at age 65 for corporate officers. Early retirement is allowed any time after a member reaches age 60 with at least one year of service or age 50 with at least 20 years of service. The plan is a career average plan and provides an annual sum on account of membership service. The calculation of the benefit is based upon a formula level which varies by calendar year. For example, from January 1, 1989 to date, the benefit is calculated based upon the following formula: for each full or partial calendar year, 2.60% of the base compensation per year up to the formula level plus 2.85% of any base compensation in excess of the formula level for those participants with 35 years or less of membership service. For each year of membership service in excess of 35 years, the benefit accrues at 2.60% of base compensation. The formula level is the social security wage base used to calculate the maximum social security tax minus $16,700. Base compensation is salary excluding bonus, special pay or pay for overtime. The projected annual pension benefit for each of the individuals identified in the Summary Compensation Table, assuming he retires at age 65, his current earnings remain constant over this period and he elects a pension benefit for his life only is: R. Caporali, $114,716;; R. Myers, $105,099; J.R. Anderson, $58,056
and A. Verderosa, $88,121. In that Mr. Oram retired effective the close of business December 31, 1992, his annual pension which accrued during his employment produced a benefit payable for his life only of $74,791.

            Section 415 of the Internal Revenue Code of 1986, as amended (the "Code"), limits the annual benefits which may be paid from a tax qualified plan. The Corporation has a nonqualified unfunded excess benefit plan which provides for the payment out of its general funds of any benefits calculated under the provisions of the qualified noncontributory career average plan (discussed in the paragraph above) that are above the limits under Section 415. Benefits payable under this excess benefit plan are in addition to those described above. The projected annual benefit payable under this excess benefit plan for each of the individuals identified in the Summary Compensation Table, assuming he retires at age 65, his current earnings will remain constant over this period and he elects a benefit payable for his life only is: R. Caporali, $39,270; R. Mayers, $22,457 and J.R. Anderson, $17,230. A. Verderosa is not covered by this plan. In that Mr.
Oram retired effective the close of business December 31, 1992, the annual benefit payable under this plan for his life only is $1,227.

            Further, the Corporation has a supplemental plan which provides to certain officers of the Corporation, its subsidiaries and divisions and key employees designated by the Compensation Committee of the Board of Directors a supplemental pension up to 30% of final base compensation at retirement or age 65, depending on years of service, which is payable in monthly installments for a period certain of 180 months. The maximum 30% supplemental payment is reduced for service less than 25 years and/or retirement before age 60 (entitlement is subject to approval of the Compensation Committee of the Board of Directors if retirement is prior to age 60 but after age 50 with 20 years of continuous service) and may be further reduced or eliminated to make certain that the sum of the annual pension calculated under the provisions of the above described career average plan, excess benefit plan, when applicable, and annual Social Security benefits, plus the supplemental benefit do not exceed 60% of final total compensation (base compensation at retirement or age 65 and the average of the three highest bonuses before then). The plan also provides an annual pre-retirement death benefit equal to 25% of the final base compensation payable monthly for a period certain of 108 months in lieu of any supplemental retirement benefits being payable. Pursuant to this plan, the projected annual benefits payable for 15 years commencing at age 65 are: R. Caporali $135,000;
R. Myers $97,500; J.R. Anderson $45,000 and A. Verderosa $67,500. In that Mr. Oram retired effective the close of business December 31, 1992, his actual annual benefit payable commencing January 1, 1993 is $75,000.

            The Corporation has committed to provide Mr. Anderson a special retirement bonus, to be paid in the form of an annuity, the cost of which will be the total of 20% of each of his management incentive plan bonuses, and the payment terms of which will be consistent with Mr. Anderson's pension election under the Grumman Corporation Pension Plan. The Corporation also committed to provide him with a supplemental retirement pension equivalent in lieu of the supplemental retirement benefit described above in the event Mr. Anderson does not complete ten full years of service with the Corporation.

                         CHANGE IN CONTROL ARRANGEMENTS

            The Corporation in January 1990 adopted a plan which permits it to enter into special severance agreements ("Agreements") with key employees, such employees being designated from time to time by the Compensation Committee of the Board of Directors. Currently, there are 27 designated key employees, including Dr. Caporali and Messrs. Anderson, Myers and Verderosa. Until his retirement, Mr. Oram was a designated key employee. The purpose of the Agreements is to encourage the key employees to continue to carry out their duties in the event of the possibility of a change in control of the Corporation. Payments under the Agreement would be made only if there is (i) a Change in Control of the Corporation; (ii) if the key employee is then in the employ of the Corporation; and (iii) the key employee's employment is terminated other than for narrowly defined causes. A "Change in Control" shall be deemed to have occurred if (i) a majority of the directors of the Corporation are not "Continuing Directors" as defined below, or (ii) any "person" (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended), or an "Affiliate" or "Associate" (as such terms are defined in Rule 405 of the Rules and Regulations under the Securities Act of 1993, as amended) thereof, becomes a beneficial owner, directly or indirectly, of securities of the Corporation representing thirty percent (30%) or more of any class of the Corporation's then outstanding securities having the right to vote on the election of directors, or (iii) any trustee, receiver, custodian, assignee, liquidator or other person is appointed to take charge of, or takes charge of, all or substantially all of the assets of the Corporation, or (iv) by operation of any law the powers of the Board to control the affairs of the Corporation shall be suspended or impaired. "Continuing Director" shall mean a person who was a director of the Corporation on December 31, 1989, or a person designated (before his initial election as a Director) as a Continuing Director by two-thirds of the then Continuing Directors.

            Should an Agreement become operative, the key employee shall receive his full base salary through the Date of Termination (as defined in the Agreement); and after the Date of Termination, severance pay in a lump sum equal to 2.99 times the key employee's base amount (as defined in Section 280G; of the Code). This severance pay shall be reduced by any severance pay received pursuant to the Corporation's Termination Review policy (Personnal Policy A 641) in effect at the date of Notice of Termination (as defined in the Agreement). In addition, the Corporation would continue to provide certain fringe benefits (i.e. medical, dental) and other employee benefits (as defined in the Agreement) for up to 36 months.

            If any portion of the key employee's severance compensation under the Agreement (i) exceeds the total amount of payments or benefits which could be received by the key employee from the Corporation without any portion thereof constituting a nondeductible "excess parachute payment" pursuant to
Section 280G of the Code; or (ii) is subject to the excise tax imposed by
Section 4999 of the Code, such payments or benefits shall be reduced to the extent necessary to comply with the limitation. Such reduction shall be made in the order and manner determined by the key employee as soon as administratively practicable following the Change in Control.

              In January, 1990, the Board of Directors authorized the Corporation to provide that in the event of a "Change in Control", any employee whose employment is involuntarily terminated within 30 months following such "Change in Control", shall be entitled to receive the Corporation's severance pay benefits in effect immediately prior to the "Change in Control". For purposes of this policy, the definition of "Change in Control" is substantially the same as that for the Agreements described above.